Best Buy Releases Results of Independent Investigation;
New Chairman of the Board Elected

MINNEAPOLIS, May 14, 2012 – The Board of Directors of Best Buy Co., Inc. (NYSE:BBY) announced that on Saturday, May 12, 2012, it elected director Hatim Tyabji to succeed Richard Schulze as Chairman of the Company, effective at the conclusion of the annual meeting on June 21, 2012. Mr. Tyabji, currently Chairman of the Audit Committee, has served as a director since 1998.

When Mr. Schulze steps down as Chairman, he will become Founder and Chairman Emeritus, an honorary position. Mr. Schulze will serve out the remainder of his term as director through June 2013.

“Hatim's history of leadership combines technology, retail, financial and mobile experience at the most senior levels,” said lead independent director Matthew Paull. “He has founded companies, chaired and served on boards and successfully led enterprises through long-term growth and change. The Board is grateful for his many years of service and is pleased to expand his role to Chairman.”

“The story of Best Buy is a remarkable American success story,” said incoming Chairman Hatim Tyabji. “Dick's leadership and vision changed the landscape of American retail, and he will forever be remembered as an iconic entrepreneur. We join Best Buy's 167,000 employees in thanking him.”

The Board also publicly released the results of an independent investigation into personal conduct allegations involving former CEO Brian Dunn, who resigned in April. When these allegations, which were unrelated to the company's operations or financial controls, were brought to the Board's attention, the Audit Committee immediately initiated an investigation. Prior to the completion of the investigation, Mr. Dunn resigned.

When the Audit Committee was first informed of the allegations in mid-March 2012, it hired outside law firm WilmerHale to conduct an independent investigation. In the interest of transparency and accountability, the board made a commitment to publicly release the findings.

Key findings of the investigation include:

•	The CEO violated Company policy by engaging in an extremely close personal relationship with a female employee that negatively impacted the work environment.

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The CEO's relationship with the female employee demonstrated extremely poor judgment and a lack of professionalism, but the inquiry revealed no misuse of Company resources. The inquiry also revealed no misuse of aircraft.

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In addition, as part of the investigation, it was determined that the Chairman of the Board of Directors acted inappropriately when he failed to bring the matter to the Audit Committee of the Board of Directors in December 2011, when the allegations were first raised with him.

“In December, when the conduct of our then-CEO was brought to my attention, I confronted him with the allegations (which he denied), told him his conduct was totally unacceptable and contrary to Best Buy's policies and everything I, and the Company, stand for. I understand and accept the findings of the Audit Committee,” said Mr. Schulze.

In light of these findings, the Audit Committee of the Board will launch an effort to review and enhance, if appropriate, Best Buy's relevant corporate policies and procedures. The goal of this review is to ensure a positive and consistent workplace environment for all employees at all levels.

In addition to electing a new chairman, the independent directors of the board have moved from a neutral position to a recommendation that the shareholders approve the shareholder proposal recommending declassification of the Board, which would require every director to stand for reelection on an annual basis.

“As a Board, we support the proposal for annual elections as an additional demonstration of our commitment to strong corporate governance practices. Each of us – with no exceptions – will be subject to approval by the shareholders on an annual basis,” said Mr. Tyabji.

The full report can be viewed at www.bby.com.

Investigation Methodology

The inquiry relied upon voluminous interviews, documents and other data. The inquiry included 45 interviews of 34 current or former employees; searches of e-mails and other documents on the CEO's and the female employee's computers; a review of relevant internal ethics complaints; a survey of personnel records; a review of the CEO's and the female employee's purchase records using their employee discount; an analysis of the log of products the CEO tested as product samples; and an analysis of the CEO's and the female employee's Company phone records. The Company did not have access to the CEO's complete personal cell phone records. In addition, the Company's Internal Audit staff performed an in-depth analysis of expense reports, records reflecting corporate use of aircraft, and records of the CEO's use of a Company credit card over a three-year period.

Mr. Dunn's Separation Agreement

At the conclusion of the investigation, the Company reached a separation agreement with Mr. Dunn that includes value reflecting the increased period for a non-compete from one year, the standard company policy, to three years. The separation agreement is comprised of a previously earned bonus for FY 2012, vesting of previously awarded restricted stock, a severance payment and an unused vacation payment.

•	Previously earned FY2012 bonus: $1,140,000

•	Previously awarded and reported restricted stock grants of 131,876 shares, valued at close of business on Friday, May 11, 2012, ($19.28 per share), totaling $2,542,569

•	Severance payment of $2,850,000

•	Compensation for unused vacation: $106,742

Using the May 11, 2012, stock price for calculation, the estimated total value of the severance package is $6,639,311.

About Chairman Hatim A. Tyabji

Mr. Tyabji has more than 40 years of experience as a board member, operating executive and entrepreneur in various technology industry segments, including mobile communications, enterprise software, financial services and mainframe computing.

Since 2001, Mr. Tyabji has been Chairman and CEO of Bytemobile, Inc., a leading global provider of video optimization and traffic management systems for mobile network operators. He is also chairman of Jasper Wireless, Inc., which provides operators with cloud-based machine-to-machine (M2M) and device management services. Mr. Tyabji currently serves on the boards of Merchant e-Solutions, Touch Networks (Australia) and the Missile Defense Advocacy Alliance.

Previously, Mr. Tyabji was Chairman and CEO of Saraïde, Inc., a provider of wireless Internet and data services. He was also an early board member at Ariba, Inc. (Nasdaq:ARBA), a pioneer in e-commerce software for enterprises. From 1986 to 1998, he was Chairman, President and CEO of VeriFone, Inc. (NYSE:VFI), a global leader in transaction automation systems for multiple retail segments. Prior to VeriFone, Mr. Tyabji spent 13 years at mainframe manufacturer Sperry Corporation, where he rose from a project manager to President of Information Systems.

In addition to the chairing the Audit Committee, Mr. Tyabji serves on the Best Buy Board's Compensation and Human Resources Committee. His prior public company board experience includes Bank of America Merchant Services, Deluxe Corporation, eFunds, SmartDisk Corporation, Ariba and others. He has also served on the boards of numerous private companies and the Carnegie Institution for Science.

Mr. Tyabji holds B.S. and M.S. degrees in Electrical Engineering and an M.B.A. He is a graduate of the Stanford Executive Program and received an honorary doctorate from the State University of New York.

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About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE:BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees – 167,000 strong – are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For information about Best Buy, visit www.bby.com and to shop at Best Buy, visit www.bestbuy.com.

Media Contacts:	Greg Hitt: (202) 669-1216 or Greg.Hitt@hkstrategies.com
Bruce Hight: (512) 944-2032 or Bruce.Hight@hkstrategies.com

Investor Contacts:	Bill Seymour: (612) 291-6122 or bill.seymour@bestbuy.com